Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 399 to Registration Statement No. 002-41839 on Form N–1A of our reports dated December 15, 2017 relating to the financial statements and financial highlights of Fidelity Emerging Markets Index Fund, Fidelity Global ex U.S. Index Fund, Fidelity Flex International Index Fund, and Fidelity International Sustainability Index Fund, and our report dated December 19, 2017 relating to the financial statements and financial highlights of Fidelity Series Global ex U.S. Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 22, 2017